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                      CONSENT of INDEPENDENT ACCOUNTANTS


                                  __________


We consent to the incorporation by reference in the Prospectus Supplement dated July 25, 1996 (to Prospectus dated July 25, 1996) of Greenwich Capital Acceptance, Inc. relating to Mortgage Pass-Through Certificates, Series 1996-CHL1 of our report dated January 17, 1996, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our Firm under the caption "Experts".




                                   COOPERS & LYBRAND L.L.P.



New York, New York
July 25, 1996